Maingear, Inc.

Maingear is selling $4M of Common Stock to develop innovative new PC designs and products.

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MAINGEAR

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tom's guide
CES AWARD
2018
HARDWARE
CES AWARD
2018

MAINGEAR was founded with one mission:

To build the world's best gaming experience. With over 15 years of crafting the industry's most awarded gaming PCs, and organically growing a passionate community, MAINGEAR has established itself as a leader in the growing PC gaming industry.

How MAINGEAR builds the world's best gaming PCs

- ✔ Patent-protected technology

With a focus on craftsmanship, innovation, and performance, MAINGEAR creates industry leading PCs designed in the US. MAINGEAR is first to market with cutting edge products and services including: releasing the industries first water-cooled PC's, offering customization including automotive paint finishes and custom laser etching, as well as innovative new cooling designs like VRTX vertical heat dissipation and APEX cooling.

For more information on MAINGEAR's award-winning products and manufacturing process, visit maingear.com.


2013
PC
PCMAG.COM
EDITORS' CHOICE
Technology Provider
Platinum 2013
E-Z TECH CORPORATION
Award
MAINGEAR
Inc.5000

One Man|One Machine. Every MAINGEAR PC is hand-built from the inside out.

Award Winning. MAINGEAR continues to win multiple Editor's Choice awards year after year.

Gamers Trust MAINGEAR. Designed by gamers, built by gamers, and supported by gamers.

Handcrafted Quality. MAINGEAR has the absolute best build quality in the industry.

Our patents

MAINGEAR has two approved US patents which would allow us scale production of our boutique class gaming PCs globally.


Hidden Internal Connectors
Motherboard And Inside The Computer Chassis
Patent US 20120287569 A1

Hidden Internal Connectors. Some of what we do is better left behind the scenes.


Rotatable Fan Array
Rotated Based On Computer Process Execution For Personal Computer
Patent US 8655502 B2

Rotatable Fan Array. Our fans rotate to create optimal airflow circulation.

Industry Accolades

Since its founding, MAINGEAR products have earned numerous industry awards, including Editor's Choice Awards from: PC Gamer, PC Mag, Digital Trends, Tweaktown, Computer Shopper, Tom's Guide, Tom's Hardware, Hot Hardware, PC World, Max PC and PC Perspective and more. In 2018, MAINGEAR has also won 4 awards at CES 2018 including Tom's Guide: "Best Gaming Desktop Award" If you want an independent perspective on MAINGEAR, follow the links below:

Sherri L. Smith
Tom's Guide
"MAINGEAR is like the Aston Martin of gaming desktops — its PCs are opulent art pieces that double as high-performance machinery."

Stefan Etienne
The Verge
"This over-the-top gaming PC is an engineering marvel"

Jason Evangelho
Forbes
"Perhaps the biggest compliment I can pay MAINGEAR is that I'd buy this system for my own private use, and that's a rare statement."

Matt Goulet
Popular Mechanics
"This May Be the Most Beautiful Desktop Tower We've Ever Seen"

> *"I've been in the gaming and tech space for as long as I can remember, and I can safely say there has never been a more exciting time in the history of our industry! I'm excited for the future of MAINGEAR and the passionate community that they have built. As one of the most established high end PC builders on earth we wanted to do a non-traditional raise and offer people from this community the opportunity to invest at the ground floor."*
>
> *Rahul Sood, CEO of Unikrn*


unikrn
BET. PLAY. WATCH.

Over a million followers

- Significant social media presence

We've organically grown an audience of lifelong customers and fans. With the funds from this offering, we'll develop a new line of products to further serve our already well-established base of existing customers.

MAINGEAR's vision is to expand into a global gaming brand. As a leader in the US market already with a passionate community, and with a strong and dedicated team, MAINGEAR is poised to continue its successful growth and lead the expanding PC gaming market.

260k
Facebook
Likes

240k
Twitter
Followers

100k
Instagram
Followers

62k
Twitch
Subscribers

188k
YouTube Subscribers

1.25 million
Combined Followers

400k
Newsletter Subscribers

Our partnerships keep us ahead of the competition

- Established partnerships with leading hardware manufacturers

We work closely with the world's top hardware manufacturers. As a launch partner with vendors such as Intel, AMD, NVIDIA, and through our co-designed products with HP and Razer, we're able to provide our customers with the most advanced hardware available.

Our work speaks for itself

Our collaborations have conceived some of the industry's most unique and celebrated custom PC builds. We've worked with the industries biggest influencers and companies from deadmau5, to Coca Cola, Zedd, and many more. From full chassis modifications, exotic components and liquid cooling, to hand-painted exterior finishes, every MAINGEAR PC is truly a handcrafted work of art. When Coca Cola approaches you to build a custom PC, you know you're the best in the business.


Coca-Cola Collaboration
Watch Us Breathe Life Into This Custom Coke Esports Gaming PC
Watch the video
COKE ESPORTS
TASTE THE FEELING


deadmau5 Collaboration
Watch Us Give Him A Tour When He Picks Up Two Custom PCs For His Studio
Watch the video

Our leadership team

Wallace Santos
Wallace Santos founded MAINGEAR in 2002. Since the beginning, he has focused on building high-performance custom PCs and tuning them for the best gaming experience possible. Wallace has established himself as a trendsetter in the space with his avant garde ideas, commitment to immersive design, along with the pursuit and integration of new technologies. Wallace's bold business tactics and commanding leadership have earned the company a prominent position in this competitive industry. As a thought leader in gaming, Wallace also serves on Intel's Board of advisors helping to define the future of their PC gaming strategy.

Rahul Sood
Rahul Sood is the CEO and founder of Unikrn, a gaming and esports company based in Seattle. He previously was the founder of luxury computer creator VoodooPC (est 1991), Voodoo was acquired by Hewlett-Packard. He spent 18 years as an entrepreneur before joining Microsoft. At Microsoft he worked with startups and entrepreneurs, and created and lead Microsoft Ventures. He is also an investor and advisor at Vrvana and on the board of advisors for Razer.


Wallace Santos
CEO & Founder
Rahul Sood
Lead Investor
Sean Cadet
Product Director
Ivan Bimbolov
Operations Director
Ron Reed
Marketing Director
Wendel Santos
Creative Director

Netcapital Industry snapshot: **Gaming PCs**

In 2012, PCs overtook consoles to become the number one gaming platform in the world.

Gaming Desktop Global Revenue Increased by 55% in the first half of 2017.

665 Million people watch videos online about Games.

How your investment helps MAINGEAR grow

✔ Funds will develop new products

The purpose of this offering of common stock is to develop innovative new PC designs and products to expand Maingear's offerings into a line of uniquely engineered gaming peripherals. We plan on leveraging our growing global audience to make our products readily accessible and build the infrastructure needed for growth. This raise will enable MAINGEAR to expand its product strategy and scale its production to capture consumer demand at a wider range of price points and move into online and retail sales channels.

New Inventory (39%) | Account receivable (26%) | Production Enhancements (24%) | Employee Salaries (11%)

Terms

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Maingear Inc. Up to $1,070,000 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

This offering must raise at least $10,000 by July 5, 2018 at 4:00pm ET. If this offering doesn't reach that target, then your investment will be fully refunded. MAINGEAR may issue securities to raise up to $4,000,000, the offering's maximum.

$264,845 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its post-money valuation) will be:

$3.50	×	7,157,563	$25,051,471
Share price		Shares	Valuation

Invest

The minimum investment is $101.50.

Financials

✔ Financials reviewed by an independent accountant

These financial statements have been reviewed and verified by Artesian CPA, LLC an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- CPA review letter

SEC filings

✔ 140 point Netcapital compliance review completed

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form C on March 30, 2018
- Form D on April 3, 2018
- Form C/A on April 30, 2018
- Form C/A on May 22, 2018

Discussion

✔ Maingear, Inc. usually responds to comments within a day

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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